Exhibit 107

Calculation of Filing Fee Tables

Form S-4 (Form Type)

First Mid Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-	-	-	-	-
Fees Previously Paid	Common shares	Common Shares, $4.00 par value per share	457(f)(1) 457(c)	3,328,090 (1)	$28.00	$81,031,748 (2)	0.0001102	$8,930 (3)
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$81,031,748 (2)		$8,930
	Total Fees Previously Paid							$8,930
	Total Fee Offsets							-
	Net Fees Due							$0.00

1	Relates to the maximum number of common stock, $4.00 par value per share (“First Mid common stock”), of the registrant, First Mid Bancshares, Inc., a Delaware corporation (“First Mid”), issuable to holders of common stock, $1.00 par value per share (“Blackhawk common stock”) of Blackhawk Bancorp, Inc., a Wisconsin corporation (“Blackhawk”) and restricted stock awards of Blackhawk, upon completion of the merger of Blackhawk with and into Eagle Sub LLC, a Wisconsin limited liability company (“merger sub”) and a direct, wholly owned subsidiary of First Mid (the “merger”), with merger sub surviving as a direct wholly owned subsidiary of First Mid (the “surviving company”). The amount of First Mid common stock to be registered is equal to the sum of (a) 2,893,991 shares of Blackhawk common stock outstanding (including restricted stock awards) as of May 25, 2023 multiplied by (b) 1.15 (the “exchange ratio”).

2	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of Blackhawk common stock (the securities to be cancelled in the mergers) in accordance with Rule 457(c) under the Securities Act as follows: (a) the product of (i) $28.00, the average of the high and low prices per share of Blackhawk common stock on May 25, 2023, as quoted on the OTCQX Market, and (ii) 2,893,991, the estimated maximum number of shares of Blackhawk common stock that may be exchanged for the First Mid shares being registered.

3	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering pric